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+--------+
| FORM 4 |                       U.S. SECURITIES AND EXCHANGE COMMISSION
+--------+                               Washington, D.C. 20549
[_] Check this box if
    no longer subject         STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    to Section 16.
    Form 4 or Form 5       Filed pursuant to Section 16(a) of the Securities
    obligations may           Exchange Act of 1934, Section 17(a) of the
    continue. See            Public Utility Holding Company Act of 1935 or
    Instruction 1(b).      Section 30(f) of the Investment Company Act of 1940

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1.  Name and Address of               2.  Issuer Name and Ticker                           6.  Relationship of Reporting Person to
    Reporting Person*                     or Trading Symbol                                      Issuer (Check all applicable)

                                                                                                X  Director       ___ 10% Owner
                                                                                               ---
    Good       Steven                     OSI Systems, Inc. (OSIS)                             ___ Officer (give  ___ Other (specify
------------------------------------------------------------------------------------------          title below)             below)
    (Last)     (First)     (Middle)   3.  I.R.S. or Social Security   4.  Statement for
                                          Number of Reporting             Month/Year                _____________________
    C/O OSI Systems, Inc.                 Person (Voluntary)
    12525 Chadron Avenue                                                     2/2002
------------------------------------                                  --------------------
               (Street)                                               5.  If Amendment,    7.  Individual or Joint/Group Filing
                                                                          Date of Original     (Check applicable line)
                                                                          (Month/Year)           X  Form filed by One Reporting
                                                                                               ----
                                                                                                    Person
    Hawthorne     Ca.     90250                                                                ____ Form filed by More than One
                                                                                                    Reporting Person
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    (City)     (State)    (Zip)              Table I--Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

* If the Form is filed by more
  than one Reporting Person,
  see Instruction 4(b)(v).
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
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1. Title              2. Trans-  3. Trans-       4. Securities Acquired (A)        5. Amount of         6. Owner-     7. Nature
   of                    action     action Code     or Disposed of (D)                Securities           ship          of In-
   Security              Date       (Instr. 8)      (Instr. 3, 4 and 5)               Beneficially         Form:         direct
   (Instr. 3)                    -----------------------------------------------      Owned at             Direct        Bene-
                         (Month/                                                      End of               (D) or        ficial
                         Day/                                                         Month                Indirect      Owner-
                         Year)    Code       V   Amount        (A) or    Price        (Instr. 3 and 4)     (I)           ship
                                                               (D)                                         (Instr. 4)    (Instr. 4)
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
   Common Stock        2/6/02      M              5000          A        $13.50                              D
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   Common Stock        2/6/02      M              5000          A        $11.10                              D
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   Common Stock        2/8/02      S              5000          D        $21.56                              D
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   Common Stock        2/11/02     S              5000          D        $21.98             0                D
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

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
                           (Print or Type Responses)

                                                                          (Over)

  Table II--Derivative Securities Acquired, Disposed of, or Beneficially Owned
        (e.g., puts, calls, warrants, options, convertible securities)

-----------------------------------------------------------------------------------------------------------------------------
 1. Title of Derivative            2. Conversion       3. Trans-           4. Transac-            5. Number of Deriv-
    Security (Instr. 3)               or Exercise         action              tion Code              ative Securities
                                      Price of            Date                                       Acquired (A) or
                                      Derivative                              (Instr. 8)             Disposed of (D)
                                      Security            (Month/
                                                          Day/                                       (Instr. 3, 4, and 5)
                                                          Year)

                                                                           ---------------------------------------------------
                                                                           Code      V                 (A)         (D)

-----------------------------------------------------------------------------------------------------------------------------
Incentive Stk Optn                 $13.50              2-6-02              M                                       5000
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Incentive Stk Optn                 $11.10              2-6-02              M                                       5000
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
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                           6. Date Exer-     7. Title and Amount of      8. Price      9. Number      10. Owner-     11. Nature
                              cisable and       Underlying Securities       of Deri-      of Deriva-      ship           of Indirect
                              Expiration                                    vative        tive            Form of        Beneficial
                              Date              (Instr. 3 and 4)            Security      Securities      Derivative     Ownership
                                                                                          Beneficially    Securities
                              (Month/Day/                                   (Instr. 5)    Owned at        Direct (D)     (Instr. 4)
                              Year)                                                       End of          or Indirect
                            --------------------------------------------                  Month           (I)
                            Date     Expira-               Amount or
                            Exer-    tion         Title    Number of                      (Instr. 4)      (Instr. 4)
                            cisable  Date                  Shares
----------------------------------------------------------------------------------- -------------------------------- ---------------
------------------------------------------------------------------------------------------------------------------------------------
                           (1)       5/31/02     Common    5000            $ 13.50
                                                 Stock
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                           (1)       6/23/03     Common    5000            $ 11.10
                                                 Stock
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Explanation of Responses:

    (1) Entire stock options are vested.





** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations.                                                                    /s/ Steven Good                          3/8/02
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                      -----------------------------------    ----------
                                                                                    **Signature of Reporting Person         Date
Note:          File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


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